EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 20, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in NIKE, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2010.

/s/ PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
April 25, 2011